                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 _______________

                         FORM S-8 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               ____________________

                    AMERICAN COMMUNICATIONS ENTERPRISES, INC.
             (Exact Name of Registrant as Specified in its Charter)

State of Nevada                355 Interstate Blvd.             74-2897368
                               Sarasota, FL 34240

(State or Other                (Address, including zip          (I.R.S. Employer
Jurisdiction of             code of principal                Identification
Incorporation or                executive office)                Number)
Organization)

                    American Communications Enterprises, Inc.
                                 2001 Stock Plan
                            (Full title of the plan)

                                 MATTHEW A. VEAL
                    American Communications Enterprises, Inc.
                              355 Interstate Blvd.
                               Sarasota, FL 34240
                                 (941) 923-1949
                      (Name, address, and telephone number,
                              of agent for service)
                               __________________

                         CALCULATION OF REGISTRATION FEE

Title of           Amount        Proposed Maximum   Proposed Maximum      Amount of
Securities to      to be         Offering Price     Aggregate Offering    Registration
be Registered      Registered    Per Share          Price                 Fee

Common Stock       22,140,621          $0.02            $442,812            $110.70
                   shares

            Approximate date of proposed sales pursuant to the plan:
  As soon as practicable after this Registration Statement becomes effective.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The Company's Annual Report on Form 10-KSB for the year ended December
31, 2000, and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001, all filed by the Company with the Commission, are incorporated herein by reference:

All documents subsequently filed by the Company pursuant to Sections
13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.  Description of Securities.

        The Company is authorized to issue 500,000,000 shares of common stock, no par value per share, of which 131,733,896 shares are issued and outstanding as of the date hereof. The outstanding shares of common stock are fully paid and non-assessable. The holders of common stock are entitled to one vote per share for the election of directors and with respect to all other matters submitted to a vote of stockholders. Shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect 100%
of the directors if they choose to do so. The Company's common stock does not have preemptive rights, meaning that the common shareholders' ownership interest in the Company would be diluted if additional shares of common stock are subsequently issued, and the existing shareholders are not granted the right to maintain their ownership interest in the Company. Upon any liquidation, dissolution or winding-up, the Company's assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of the common stock. The holders of the common stock do not have preemptive or conversion rights to subscribe for any other securities and have no right to require the Company to redeem or purchase their shares. The holders of Common Stock are entitled to share equally in dividends, if, as and when declared by the Board of Directors, out of funds legally available therefor, subject to the priorities given to any class of preferred stock which may be issued.

To date, The Company has not paid any cash dividends. The payment of dividends, if any, on the common stock in the future is within the sole discretion of the Board of Directors and will depend upon earnings, capital requirements, financial condition, and other relevant factors. The Board of
Directors does not intend to declare

any dividends on the common stock in the foreseeable future, but instead intends to retain all earnings, if any, for use in business operations.

        The Company uses Standard Registrar and Transfer, Inc., in Draper,
Utah as its transfer agent for the common stock.

Item 6.  Indemnification of Directors and Officers.

        The Company's Articles of Incorporation eliminate liability of its directors and officers for breaches of fiduciary duties as directors and officers, except to the extent otherwise required by the Nevada Revised
Statutes and where the breach involves intentional misconduct, fraud or a knowing violation of the law.

        Section 78.7502 of the Nevada Revised Statutes contains provisions for indemnification of officers and directors of the Company and, in certain cases, employees and other persons. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.
Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement.

Item 8.  Exhibits.

      5              Opinion re legality

      23.1           Consent of Independent Certified Public Accountants

      23.2           Consent of Legal Counsel (included as part of Exhibit 5)

Item 9.  Undertakings.

A.    Undertakings Relating to Delayed or Continuous Offerings of
      Securities

      (1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities

offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    Undertaking Relating to the Incorporation of Certain Documents
by Reference

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     Undertaking Relating to the Incorporation of Annual Report to Stockholders

       The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to
security-holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of
Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

D.     Undertaking Relating to Registration Statement on Form S-8

       Insofar as indemnification for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or
proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of
appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on November 20, 2001.

                                             American Communications
                                              Enterprises, Inc.

                                             By:/s/ Carl L. Smith
                                                Carl L. Smith, President

        Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE               TITLE                        DATE                                                          ----

/s/ Carl L. Smith              Director, Chief              November 20, 2001
Carl L. Smith                    Executive Officer

/s/ Matthew A. Veal            Director, Chief Financial    November 20, 2001
Matthew A. Veal                  and Accounting Officer

                                 EXHIBIT INDEX

Exhibit                             Title
Number

 5                           Opinion re legality

 23.1                        Consent of Independent Certified Public
                             Accountants

 23.2                        Consent of Legal Counsel (included as part
                             of Exhibit 5)